Fourth Quarter 2023 Update

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2023 UPDATE
Forward-Looking Statements and Risk Factors

This communication contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions, or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: the intended commencement of the tender offer; changes in general economic, business and political conditions, including changes in the financial markets and changes in macroeconomic conditions resulting from the outbreak of a pandemic or escalation of the current conflicts in Ukraine and the Middle East; risks associated with the Investment Company Act of 1940; our potential inability to find suitable acquisition candidates, acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties in integrating acquisitions; significant competition that our operating subsidiaries face; risks related to the externalization of certain of our management functions to an external manager; and other risks.

This communication should be read in conjunction with the risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of the Company’s Form 10-Q,10-K and other filings with the Securities and Exchange Commission (the “SEC”).

Additional Information Regarding the Contemplated Tender Offer

This communication is for informational purposes only, is not a recommendation to buy or sell any securities of the Company and does not constitute an offer to buy or the solicitation of an offer to sell any securities of the Company. The tender offer described in this communication has not yet commenced, and there can be no assurances that the Company will commence the tender offer on the terms described in this communication or at all. The tender offer will be made only pursuant to an offer to purchase and related materials that the Company expects to distribute to its shareholders and file with the SEC upon commencement of the expected tender offer. If the tender offer is commenced as expected, shareholders should read carefully the offer to purchase and related materials because they will contain important information, including the various terms of, and conditions to, the tender offer. If the tender offer is commenced as expected, shareholders and investors will be able to obtain a free copy of the tender offer statement on Schedule TO, the offer to purchase and other documents that the Company expects to file with the SEC at the SEC’s website at www.sec.gov or by calling the information agent for the contemplated tender offer, which will be identified in the materials filed with the SEC at the commencement of the expected tender offer.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2023 UPDATE
Fellow Shareholders,
I am excited to be writing to you as Cannae's CEO. Our operating companies closed 2023 and started 2024 on a high note with several refinancing and monetization events. I remain optimistic on the future for Cannae and our ability to deliver value to our shareholders.
Intention to Commence Cannae Tender Offer
•Cannae's Board authorized the repurchase for cash of $200 Million of the Company's common stock through a modified "Dutch Auction" tender offer at a price per share of not less than $20.75 and not greater than $23.75
•The Company intends to commence the tender offer, which will be funded with cash on hand, by early March and which will remain open for at least twenty (20) business days
•Further details, including the terms and conditions of the tender offer, will be provided in the offer to purchase and other documents to be filed with the Securities and Exchange Commission in connection with the tender offer
Jana Partners
•In a sign and close transaction, Cannae entered into a strategic partnership and investment in Jana Partners, including cross minority equity ownership at each firm, for approximately 1.85 Million shares of Cannae common stock and $18.3 Million in cash.
•The partnership will help Cannae source new control acquisitions and similar strategic opportunities
•The Company also committed to invest $50 Million in Jana funds
Dun & Bradstreet
•Q4 '23 revenue of $630 Million, ahead of consensus estimates of $622 Million
•Constant currency growth of 5.1% for the quarter, up from 4.8% in Q3, and 3.2% in Q2 and in Q1
•Year-to-date 4.3% constant currency growth is above management's annual guidance range
•Announced repricing and extension of the $4 Billion secured layer of its capital structure
Alight
•Total revenue grew from $942 Million in Q4 2022 to $960 Million in the current year, while Adjusted EBITDA grew 12% from $242 Million in the prior year to $270 Million in Q4 2023
•Produced over $2.2 Billion in BPaaS total contract value bookings since 2021, which is $700 Million more than its three-year target of $1.5 Billion
•Have $3.0 Billion of revenue under contract for 2024, $2.1 Billion for 2025 and $1.5 Billion for 2026
•Alight's Board authorized a strategic portfolio review to accelerate platform and wellbeing strategy
Dayforce (formerly known as Ceridian)
•Reported quarterly results in line with guidance across nearly every metric
•Closed on its acquisition of e-loomi, a leading Learning Management System
•In February, Cannae sold 2 Million shares of DAY for proceeds of $142 Million
Paysafe
•In the third quarter of 2023, payment volume and total revenue both increased 8% while Adjusted EBITDA increased 22% as compared to Q3 2022
•In Q4, Cannae sold 1.6 Million Paysafe shares for net proceeds of $19 Million and expects to realize $37 Million of tax savings on the sale
•Subsequent to December 31, 2023, Cannae purchased 1.6 Million Paysafe shares for $23 Million

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2023 UPDATE
System1
•Completed the sale of its Total Security business for cash consideration of $240 Million and delivery of 29 Million shares of SST back to System1, and repaid over $160 Million of indebtedness from the proceeds, including $64 Million of outstanding term loans repurchased at a 36% discount in January 2024
Black Knight Football
•The Cherries finished the first half of the Premier League season in 11th place out of 20, following a 15th place finish in the 22/23 season
•BKFE agreed in principle to a strategic partnership and to acquire a minority interest in Hibernian Football Club in the Scottish Premiership league, as BKFE continues to build a network of world-class football clubs
Sightline Payments
•Sold JOINGO, a mobile resort application engagement platform, to NRT Technology, in an all-cash transaction
Computer Services
•CSI announced a strategic investment from TA Associates, a leading private equity firm
•In conjunction with the TA transaction, in December 2023 Cannae received a distribution of $37 Million, or 43% of the initial capital invested, while the $89 Million implied value of Cannae's ongoing equity in CSI represents approximately 104% of Cannae's initial investment. Cannae now owns approximately 6% of CSI.
Liquidity
•As of February 20, 2024, Cannae had $167 Million in corporate cash and short-term investments, $150 Million of undrawn capacity under its margin loan, and $60 Million outstanding on its revolver

Sincerely,

WILLIAM P. FOLEY, II
Chairman and Chief Executive Officer

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2023 UPDATE
Select Portfolio Updates

Dun and Bradstreet Holdings, Inc.
(NYSE: DNB)

	Three Months Ended,
(In Millions) (Unaudited)	December 31, 2023	December 31, 2022
Total revenues	$630.4	$595.0
Net earnings	$1.7	$22.8
EBITDA	$209.6	$207.2
Adjusted EBITDA	$260.6	$250.4

Dun & Bradstreet, a leading global provider of business decisioning data and analytics, enables companies around the world to improve their business performance. Dun & Bradstreet’s Data Cloud fuels solutions and delivers insights that empower customers to accelerate revenue, lower cost, mitigate risk, and transform their businesses.

D&B reported fourth quarter results last week, posting total revenues of $630 Million, up 5.9% versus the prior year quarter. Revenues on an organic, constant currency basis grew 5.1%, an acceleration as compared to 2.2% for the same metric in the fourth quarter 2022.

Adjusted EBITDA in the fourth quarter 2023 was $261 Million, up 4.0% compared to the prior year quarter and represents an adjusted EBITDA margin of 41.3%.

D&B finished the year strong with balanced results in both North America and International. Solutions such as Master Data Management and Third Party Risk management continued to drive accelerated growth as demand remains high worldwide.

D&B has quickly established itself as a leader in the Gen AI space and continues to expand and enhance their underlying data and analytics to meet new and evolving use cases. Gen AI, and other analytic driven processes are only as effective as the underlying data that they are built from. D&B continues to press its leading position in commercial data and are at the forefront of entity resolution and master data management which are two foundational components of innovating in the data, analytics and Gen AI space.

On January 30, 2024, D&B announced the refinancing of its revolving credit and term loan facilities in a leverage neutral transaction that extended the maturities and decreased the overall interest profile of the secured layer of its capital structure.

On February 8, 2024, D&B announced its quarterly cash dividend of $0.05 per share, to be paid on March 21, 2024, to shareholders of record as of March 7, 2024.

Cannae holds 79.0 Million shares of D&B common stock (including 35 Million shares pledged as collateral for Cannae's margin loan), representing approximately 18% of D&B’s outstanding shares. As of February 20, 2024, the aggregate gross value of these shares was approximately $863 Million.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2023 UPDATE
Alight, Inc.
(NYSE: ALIT)

	Three Months Ended,
(In Millions) (Unaudited)	December 31, 2023	December 31, 2022
Total revenues	$960.0	$942.0
Net loss	$(86.0)	$(66.0)
EBITDA	$21.0	$128.0
Adjusted EBITDA	$270.0	$242.0

Alight is a leading cloud-based human capital technology and services provider that powers confident health, wealth and wellbeing decisions for 36 Million people and dependents. The Alight Worklife® platform combines data and analytics with a simple, seamless user experience. Supported by global delivery capabilities, Alight Worklife is transforming the employee experience for people around the world. With personalized, data driven health, wealth, pay and wellbeing insights, Alight brings people the security of better outcomes and peace of mind throughout life’s big moments and most important decisions. For more information, please visit www.alight.com.
Total revenue grew 1.9% to $960 Million, as compared to $942 Million in the prior year period. The improvement was driven by a 24.2% increase in Professional Services revenue, particularly its project-work, and to a lesser extent its Employer Solutions segment, which grew 0.7%. The Employer Solutions segment experienced an isolated impact related to a client in the Retiree Health business. Recurring revenues comprised 82.4% of total revenue.

BPaaS revenue rose nearly 30% in the fourth quarter of 2023 and represented 23.1% of total revenue, compared to 18.2% in the prior year. The company delivered one of its best BPaaS bookings quarters in its history, delivering on a contract value basis $261 Million for the fourth quarter. The company’s second half bookings of $523 Million compares to $515 Million in its strong 2022 second half. In aggregate, the company produced over $2.2 Billion in BPaaS total contract value bookings since 2021, which is $700 Million ahead of the company's three-year plan.

Gross profit of $369 Million and gross profit margin of 38.4% compared to $342 Million and 36.3% in the prior year period, respectively, and adjusted gross profit of $402 Million and adjusted gross profit margin of 41.9% compared to $370 Million and 39.3%, in the prior year period, respectively.

Adjusted EBITDA of $270 Million in the fourth quarter of 2023 represents growth of nearly 12% from the prior year, and full-year operating cash flow increased by 35%, or $100 Million from the 2022 comparable period.

Commercially, the company announced significant new logo wins and expanded relationships with Siemens, Opel and Alsa. From a technology perspective, the company introduced its next-generation AI engine prior to earnings, which it believes will usher in a new era of AI-driven solutions that will drive improved efficiency, engagement and productivity.

Simultaneously, the company announced that it has hired financial advisors who are conducting a strategic portfolio review. Management notes that its overarching goal is to advance its platform and wellbeing strategy, while building a higher margin and recurring revenue business that enables it to accelerate the achievement of its mid-term financial and strategic objectives.

Looking ahead, management noted the go-forward business has $3.0 Billion under contract for 2024, $2.1 Billion for 2025, and $1.5 Billion for 2026.

Cannae holds 52.5 Million shares of Alight Class A common stock (including 40.0 Million shares pledged as collateral for Cannae's margin loan), representing approximately 10% of Alight’s outstanding shares. As of February 20, 2024, the aggregate gross value of these shares was approximately $441 Million.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2023 UPDATE

Dayforce, Inc., formerly known as Ceridian HCM Holdings, Inc.
(NYSE: DAY)

	Three Months Ended,
(In Millions) (Unaudited)	December 31, 2023	December 31, 2022
Total revenues	$399.7	$336.1
Net earnings (loss)	$45.6	$(5.2)
EBITDA	$92.8	$30.8
Adjusted EBITDA	$99.2	$67.7

Cannae accounts for its investment under the fair value method, and accordingly our consolidated statements of operations reflect the change in the stock price of Dayforce during the periods on a non-cash basis within Recognized gains (losses), net.

Dayforce is a global human capital management technology company focused on improving work for thousands of customers and millions of employees around the world. Its single, global people platform for HR, payroll, talent, workforce management, and benefits equips Dayforce customers to unlock their full workforce potential and operate with confidence. To learn how Dayforce helps create quantifiable value for organizations of all sizes and industries, visit dayforce.com.

Dayforce delivered another strong quarter underpinned by record enterprise go-lives and operating cash flow. Dayforce produced total revenue of $399.7 Million in the fourth quarter, an increase of 18.9%, or 18.7% on a constant currency basis. Importantly, Dayforce recurring revenue grew 29.3%, or 29.1% on a constant currency basis, to $292.1 Million. Cloud recurring gross margin was 77% for the fourth quarter, a marked expansion from the 74% in the prior year fourth quarter. Q4 2023 Adjusted EBITDA of $99.2 Million represents a 47% increase over the $67.7 Million achieved in the prior year's fourth quarter.

Dayforce recurring revenue per customer was $146,771 for the year ended December 31, 2023, an increase of 20.9% over the prior year period, while annual Dayforce revenue retention was consistent at 97.1% . As of December 31, 2023, 6.84 million global employees were live on the Dayforce platform, up 15.0% compared to 5.95 million global employees as of December 31, 2022.

The average float balance for Dayforce's customer funds during the fourth quarter 2023 was $4.18 Billion and the average yield on Ceridian's float balance was 3.9%, an increase of 90 basis points year over year. Float revenue from invested customer funds was $41.2 Million in the fourth quarter. Ceridian forecasts float revenue of $174 Million for fiscal year 2024.

The company continued to announce new customer wins in the fourth quarter and made significant progress with go-lives. Dayforce was named a Leader in the 2023 Gartner® Magic Quadrant™ for Cloud HCM Suites for 1,000+ Employee Enterprises. The Company was recognized for the fourth consecutive year, driven by its Ability to Execute and Completeness of Vision.

In January 2024, Dayforce also announced the acquisition of eloomi, a leading learning experience platform software provider based in Copenhagen, Denmark, and Orlando, Florida, to enhance Dayforce's learning management and talent offerings, and address the learning management system market. See eloomi.com for further details.

Management issued its full year 2024 guidance and is now projecting total revenue between $1,720 Million to $1,730 Million, an increase over 2023 of 14%; Dayforce recurring revenue, excluding float, of $1,160 Million to $1,165 Million, an increase of approximately 4% to 5%; and Adjusted EBITDA of $480 Million to $495 Million, an increase of 17% to 21%.

Cannae sold 2 Million DAY shares in February 2024. Since November 2018, Cannae has sold 35 Million shares of Dayforce for gross proceeds of approximately $2.3 Billion. Cannae now holds 2 Million shares or approximately 1% of Dayforce’s outstanding shares, which had an aggregate gross value of $143 Million as of February 20, 2024.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2023 UPDATE

Paysafe, Ltd.
(NYSE: PSFE)

	Three Months Ended,
(In Millions) (Unaudited)	September 30, 2023	September 30, 2022
Total revenues	$396.4	$366.0
Net (loss) earnings	$(2.5)	$1.0
EBITDA	$120.0	$109.0
Adjusted EBITDA	$116.1	$95.5

Beginning in the fourth quarter of 2023, Cannae accounts for its investment under the fair value method, and accordingly our consolidated statements of operations reflect the change in the stock price of Paysafe during the periods on a non-cash basis within Recognized gains (losses), net. Paysafe will report earnings for the period ended December 31, 2023 later this quarter. Therefore we present its results for the quarter ended September 30, 2023 herein.

Paysafe is a leading payments platform with an extensive track record of serving merchants and consumers in the global entertainment sectors. Its core purpose is to enable businesses and consumers to connect and transact seamlessly through industry-leading capabilities in payment processing, digital wallet, and online cash solutions. With over 20 years of online payment experience, an annualized transactional volume of over $130 Billion in 2022, and approximately 3,300 employees located in 12+ countries, Paysafe connects businesses and consumers across 100 payment types in over 40 currencies around the world. Delivered through an integrated platform, Paysafe solutions are geared toward mobile-initiated transactions, real-time analytics and the convergence between brick-and-mortar and online payments. Further information is available at www.paysafe.com.

Paysafe released its third quarter 2023 results in mid-November, delivering its fifth consecutive quarter of year-over-year quarterly revenue growth. The company increased third quarter revenues and payment volume by 8% year over year and adjusted EBITDA by 22%. Total payment volume was over $35 Billion in the third quarter 2023 which translated into total revenue of $396 Million.

Net loss was $2.5 Million in the current year third quarter compared to net income of $1 Million in the prior year quarter. Adjusted EBITDA of $116 Million in the third quarter 2023 increased 22% from the prior year quarter. Importantly, adjusted EBITDA margin exhibited continued expansion, increasing 320bps to 29.3% in the 2023 third quarter compared to 26.1% in the prior year quarter, reflecting lower credit losses and operating leverage. The company's net leverage decreased to 5.1x Adjusted EBITDA as of September 30, 2023, already achieving the previous target of between 5.1x and 5.3x of Adjusted EBITDA by the end of 2023. Paysafe now expects net leverage of 5.0x Adjusted EBITDA by year-end.

During the third quarter Paysafe continued to build momentum, winning 45 new enterprise clients1 in the quarter, adding to the 67 it won in the first half of 2023. Management also reaffirmed revenue and adjusted EBITDA guidance for 2023 of full year revenue of between $1,595 and $1,608 Million and adjusted EBITDA of between $454 and $462 Million. Additionally, the company announced a new $50 Million share repurchase program.

Cannae holds 3.4 Million PSFE shares, or approximately 3%, of Paysafe’s outstanding shares. As of February 20, 2024, the aggregate gross value of these securities was approximately $46 Million.

1 Enterprise client reflects deals with annual contract value of greater than $100k

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2023 UPDATE
System1, Inc.
(NYSE: SST)

	Three Months Ended,
(In Millions) (Unaudited)	September 30, 2023	September 30, 2022
Total revenues	$87.8	$156.9
Net loss from continuing operations	$(26.1)	$(299.6)
Net loss attributable to System1	$(131.4)	$(241.7)
EBITDA	$5.7	$(340.8)
Adjusted EBITDA	$8.1	$15.8

Cannae reports its equity in earnings or loss of System1 on a one-quarter lag from their public filings, and accordingly, the table above presents the results for the quarters ended September 30, 2023, and 2022.

System1, Inc. (System1) combines best-in-class technology and data science to operate its advanced Responsive Acquisition Marketing Platform (RAMP). System1’s RAMP is omni-channel and omni-vertical and built for a privacy-centric world. RAMP enables the building of powerful brands across multiple consumer verticals, and the delivery of high-intent customers to advertising partners. For more information, visit system1.com.

For its third quarter of 2023, System1 reported revenue of $87.8 Million2, net loss from continuing operations of $26.1 Million2 and adjusted EBITDA of $8.1 Million2. System1 maintained its $0.03 spread between revenue per session and cost per session in the quarter.

On November 30, 2023, System1 announced that it completed its sale of Total Security Limited ("Total Security") to a group led by Just Develop It Limited (the "Transaction"). The Transaction consideration is valued at approximately $340 Million and includes (a) a $240 Million cash payment to System1, subject to certain closing adjustments, (b) the assumption and waiver of $60 Million of potential earn out payments due to Total Security in connection with the business combination transaction in January 2022, and (c) the transfer to System1 of approximately 29.1 Million shares of System1’s Class A common stock held by Just Develop It Limited and related persons with an aggregate value of approximately $40 Million at the closing price on November 29, 2023, representing approximately 25% of the company’s shares then outstanding.

The buyers of Total Security assumed $67 Million of intercompany debt owed by System1 to Total Security and the company used a portion of the cash proceeds from the Transaction to repay $101 Million of its outstanding indebtedness in December 2023.

In January 2024, the company completed the repurchase of $63.7 Million in principal amount of its outstanding senior secured term loan for an aggregate purchase price of $40.9 Million pursuant to a "Dutch auction" tender offer, resulting in a gain of approximately $22.8 Million before fees and expenses. After this transaction, System1 had approximately $301 Million outstanding under its Term Loan and $50 Million of borrowing capacity under its revolving credit facility.

Cannae holds 27.0 Million shares of SST, or approximately 31% of System1's outstanding voting shares. As of February 20, 2024, the aggregate gross value of these shares was approximately $51 Million.
2 Figures reported on a basis of continuing operations and exclude operations of Total Security reported in discontinued operations under GAAP.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2023 UPDATE

Black Knight Football
(Private)

Black Knight Football and Entertainment, LP ("BKFE"), a partnership led by our Chairman William P. Foley, II, is focused on building a global network of world-class football clubs, players, and real estate assets that will produce operational synergies, accelerate player development, and enable efficient player migration across BKFE’s network of owned and operated clubs, while driving both strong on-field performance and financial results.

AFC Bournemouth. AFC Bournemouth (the "Cherries"), founded in 1899, is based in Kings Park, Boscombe, a suburb of Bournemouth, Dorset, England. The club competes in the highest level of the men's English football league system, the Premier League. See www.afcb.co.uk for more information and updates. In the year since BKFE acquired AFC Bournemouth, management has made significant progress on its strategic plans for the club, including:

•Finished the first half of the Premier League season in 11th place out of 20 clubs, following a 15th place finish in the 22/23 season
•Construction of the indoor dome of the new training facility was completed in November and the remainder of the facility including remaining pitches and buildings is expected to be completed in 2024, a key milestone in uplifting the training facilities and providing grounds for the academy to train alongside the first team squad
•Completed the build out of several new hospitality venues at Vitality Stadium
•Increased attendance at home matches significantly, highlighted by 80% of its home matches having higher attendance than the average attendance from the 22/23 season and four of its matches achieving higher attendance than any match in the 22/23 season
•Signed several new sponsorship agreements and continue to identify new, high-value sponsorship opportunities for the club's kits and new training facility
•Invested in the growth of the Cherries' women's squad, achieving a new all-time attendance record for an AFCB women's match
•Achieved significant growth in social media followers across all major platforms, including a 70% and 56% increase in followers on YouTube and TikTok, respectively
•As a result of these and other initiatives, year-over-year revenues at the club increased significantly across all categories, with ticket revenue for Premier League matches up 14%, FA Cup ticket revenue up 37%, concession revenue up 53%, retail revenue up 17% and sponsorship revenue up 37%

BKFE continues its progress in building out its' multi-club model. After the successful acquisition of AFC Bournemouth in late 2022 and minority interest in FC Lorient in early 2023, BKFE continues to look for football clubs with clear operational synergies to add to its global network.

In January, BKFE agreed in principle to a strategic partnership and to acquire a minority ownership interest in The Hibernian Football Club Limited (the “Hibernian FC” or the “Club”), a Scottish Premiership (the “Scottish League”) football club, founded in 1875 and based in Edinburgh, Scotland. The investment was approved by the Scottish Football Association as the first multi-club investment in Scotland and will now proceed to the Club’s Annual General Meeting, which will occur in February. The investment in Hibernian FC further advances BKFE’s multi-club ownership strategy. Hibernian FC is a fixture of the Scottish Premiership, the top professional football league in Scotland, having competed at the highest level of Scottish football for 17 of the last 20 seasons (including the current season, which is ongoing). The Scottish League was a priority for BKFE as it is a world-class league with a track record of developing talent and establishing pathways for players to succeed in other leagues throughout Europe and abroad.

As of February 20, 2024, Cannae has invested $162 Million in BKFE, representing an approximate 48% ownership interest.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2023 UPDATE
Sightline Payments
(Private)

Sightline is the U.S. sports betting and casino gaming market’s leading digital payments provider and mobile app developer. Sightline leverages cutting-edge technology to apply modern solutions to a traditionally cash-based industry projected to grow to more than $150 Billion in the next few years. Sightline’s suite of mobile solutions gives consumers a safe, secure, and responsible way to fund and withdraw funds for their online and in-person gaming activities and enables casinos to offer cashless wagering. With more than 2.7 Million payment account enrollments with over $5.9 Billion of in-network payments processed, 165+ partners across the sports betting, lottery, racing, and online and brick-and-mortar casino markets, Sightline is uniquely positioned to transform the traditional gaming landscape. For more information, visit sightlinepayments.com.

In January 2024, Sightline completed the sale of JOINGO, a mobile resort app engagement platform, to NRT Technology, a leading FinTech and Information Technology company, in an all-cash transaction with a portion paid at close and the remainder to be paid, incrementally, over the ensuing three years. Sightline acquired JOINGO in 2021 and grew its revenue by several multiples over the course of its ownership. Despite the impressive growth, Sightline’s revenue and cash flows from this business were expected to represent an increasingly diminishing portion of its’ growth plans and future revenues driven by its other offerings. The sale of non-core assets by Sightline simplifies its business, allowing it to focus on its cashless gaming and sports betting technology offerings and significantly improves Sightline's balance sheet and liquidity profile.

As of February 20, 2024, Cannae has invested $272 Million and owns 33% of Sightline’s equity.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2023 UPDATE
Computer Services
(Private)

Computer Services, Inc. (CSI) delivers fintech, regtech and cybersecurity solutions to financial institutions and corporate customers, both foreign and domestic. In addition to its reputation for providing expert service, CSI focuses on propelling crucial technology advancements, accelerating speed-to-market and deploying solutions for fraud and anti-money laundering, account origination, small-to-medium businesses and treasury management, managed IT services and cybersecurity, real-time payments, open banking, Banking as a Service and more. From top global brands to community financial institutions across the nation, CSI delivers agile technology to its partners that’s designed to accelerate their growth and maximize their success. For more information, visit csiweb.com.

CSI had a momentous first 10 months of its fiscal year in which the company increased sales 36% year over year. CSI also announced multiple feature and function updates to its software platform, a number of strategic hires, its partnership with digital banking and treasury management fintech Dragonfly Financial Technologies, and its recent acquisition of loan origination software provider Hawthorn River. Each milestone illustrates CSI’s dedication to helping community banks compete and deploy impactful technology across both the back office and account holder journey.

On December 18, 2023, the company announced the completion of its acquisition of Hawthorne River. The transaction follows a successful commercial partnership between the two organizations to leverage Hawthorn River’s digital loan origination solution within CSI's software platform, and strengthens the companies’ existing technical integration. It also adds critical functionality to CSI’s comprehensive technology platform, which includes core processing, digital banking, payments, fraud and compliance, and cybersecurity. The integration enhances CSI customers’ loan origination capabilities across all loan types for both commercial and consumer accounts. The acquisition also enables the company to deliver single-point loan origination solutions to non-CSI community banks through strategic channel partnerships and API integrations with other technology and service providers.

The year was capped by the closing of a new third-party investment from TA Associates (TA), a leading global private equity firm. The investment underscores CSI's growth potential following its already significant growth to-date. Speaking about the new investment, Cannae Board member Frank Martire said, “CSI has proven its position as a leading financial software and technology provider. The company’s momentum over the last 12 months has not only attracted other great partners like TA, but also showcases CSI’s unwavering commitment to its community banking customers. Community bankers continue to choose CSI for its second-to-none customer service and its commitment to deliver new and innovative products that enable scale.”

In conjunction with the TA investment, Cannae received a distribution of $36.8 Million from the CSI limited partnership investment vehicle led by Bridgeport Partners. This transaction returned 43% of the capital invested in cash, while Cannae's ongoing equity represents approximately 104% of initial capital invested in CSI.

As of February 20, 2024, Cannae holds an approximately 6% indirect economic interest of CSI valued at approximately $90 Million.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2023 UPDATE

	Three Months Ended,
(In Millions) (Unaudited)	December 31, 2023	December 31, 2022
Total revenues	$111.1	$147.2
Net earnings (loss)	$15.8	$(0.2)
EBITDA	$20.2	$5.2
Adjusted EBITDA	$2.4	$(2.3)

Our Restaurant Group consists of O'Charley's and 99 Restaurants, owners and operators of the O'Charley's and Ninety Nine restaurant concepts, in which Cannae has 65.4% and 88.5% equity ownership interests, respectively. Our restaurant operations are focused in the casual dining segment of the restaurant industry. The Restaurant Group's strategy is to achieve long-term profit growth and drive increases in same store sales and guest counts. We have a highly experienced management team that is focused on enhancing the guest experience at our restaurants and building team member engagement. For more information, please visit www.ocharleys.com and www.99restaurants.com.

Cannae acquired the Restaurant Group, including the Ninety Nine Restaurant & Pub and O'Charley's Restaurant + Bar brands, in 2012. The Ninety Nine brand was founded in 1952 and consists of 96 company-owned locations across seven northeastern states. The O'Charley's brand, founded in 1971, comprises 60 company-owned and four franchise locations in seventeen Southern and Midwestern states at the start of 2024.
In response to the macroeconomic environment, the O’Charley’s brand began a strategic reset of its portfolio to improve profitability and its outlook going forward. As part of the strategic reset, during the year ended December 31, 2023, 77 O’Charley’s locations contributing negative cash flow were closed. O’Charley’s also began divestiture of fee properties. O'Charley's received proceeds of $7.1 Million from the sale of properties in 2023 and at year-end has the remaining properties marketed for sale expected to generate approximately $9.0 Million of future proceeds.

Going forward, both restaurant brands continue their focus on sales and operating cash flow. The remaining stores at O'Charley's have positive store-level operating margins and with the benefit of lower commodity inflation, strategic menu price increases, menu mix engineering initiatives, and a focus on rationalization of overhead costs we aim to continue to improve the profitability and cash flow profile of our restaurant brands. Attention to profitability and value creation included changes in leadership for both brands and a reduction of costs for operational oversight and support.

We expect the process to reduce future restaurant revenues while improving the operating profitability and cash flows of our Restaurant Group and look forward to working with our restaurant group management in their efforts.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2023 UPDATE

Minden Mill
(Private)

High Sierra Distillery, LLC, d/b/a Minden Mill Distilling (Minden Mill) is an estate distillery in Minden, Nevada. Minden is a historic agricultural and manufacturing town, located in the heart of Carson Valley close to the Nevada-California border at the eastern base of the Sierra Nevada Mountain range. Visitors enjoy easy access to South Lake Tahoe Mountain resorts, hiking trails, casinos, hot springs, legendary bars, and restaurants. Minden Mill's facilities include an American Whiskey and white spirits distillery, housed in a 100-year-old creamery, and an American Single Malt Whiskey distillery housed in a 100-year-old flour mill. Both buildings sit on the National Register of Historic Places. The flour mill includes multiple tasting areas and serves as a guest experience center.

Cannae invested $52 Million in Minden Mill in May 2023 and owns an 89% limited partnership interest. The former owners of the estate distillery invested over $140 Million to restore the distillery site and achieve LEED certification, the most widely used green building rating system in the world. Minden is managed and operated by the seasoned management team of Foley Family Wines (FFW).

Upon closing of the transaction to purchase the distillery assets in May 2023, Cannae and FFW quickly reopened the facilities and restarted spirits production using best practices from FFW's luxury wine business. A new master distiller with nearly 20 years of industry experience was hired in August 2023 to uplift the quality of the distilling process and spirit production.

Acquired at a deep discount to the cost of the facility, we believe our ownership of Minden Mill represents an attractive value investment. The state of the art facility with a capacity to produce over 130,000 cases of premium spirits annually has significant upside value relative to recent comparable transactions involving distillery assets.

Minden Mill will begin releasing estate spirits products early in 2024 with the introduction of an ultra-premium vodka. They will also release bourbon, rye, and American single malt whiskies along with a coffee liqueur later in the year.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2023 UPDATE
FOURTH QUARTER STATEMENTS OF OPERATIONS

(in Millions, except per share data) (Unaudited)	2023	2022
Three months ended December 31,
Restaurant revenue	$111.1	$147.2
Other operating revenue	8.2	8.5
Total operating revenue	119.3	155.7
Cost of restaurant revenue	99.1	137.0
Personnel costs	9.0	10.0
Depreciation and amortization	3.4	5.1
Other operating expenses, including asset impairments	32.5	24.3
Total operating expenses	144.0	176.4
Operating loss	(24.7)	(20.7)
Interest, investment and other income	4.7	2.4
Interest expense	(3.7)	(3.7)
Recognized gains, net	37.0	102.6
Total other income	38.0	101.3
Earnings before tax	13.3	80.6
Income tax (benefit) expense	(15.6)	21.5
Losses of unconsolidated affiliates	(78.7)	(29.9)
Less: earnings attributable to noncontrolling interests	8.6	1.7
Net (loss) earnings attributable to Cannae common shareholders	$(58.4)	$27.5

Per share amounts:
EPS attributable to Cannae common shareholders - basic	$(0.83)	$0.35
EPS attributable to Cannae common shareholders - diluted	$(0.83)	$0.35
Cannae weighted average shares - basic	70.1	77.5
Cannae weighted average shares - diluted	70.1	77.5

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2023 UPDATE
FULL YEAR STATEMENTS OF OPERATIONS

(in Millions, except per share data) (Unaudited)	2023	2022
Year ended December 31,
Restaurant revenue	$536.0	$630.6
Other operating revenue	34.0	31.5
Total operating revenue	570.0	662.1
Cost of restaurant revenue	474.9	571.4
Personnel costs	52.1	59.5
Depreciation and amortization	19.0	22.8
Other operating expenses	142.9	153.0
Total operating expenses	688.9	806.7
Operating loss	(118.9)	(144.6)
Interest, investment and other income	13.6	2.5
Interest expense	(17.9)	(12.3)
Recognized losses, net	(83.9)	(181.2)
Total other expense	(88.2)	(191.0)
Loss before tax	(207.1)	(335.6)
Income tax benefit	(75.3)	(89.9)
Losses of unconsolidated affiliates	(185.9)	(183.9)
Less: loss attributable to noncontrolling interests	(10.7)	(1.5)
Net loss attributable to Cannae common shareholders	$(307.0)	$(428.1)

Per share amounts:
EPS attributable to Cannae common shareholders - basic	$(4.18)	$(5.25)
EPS attributable to Cannae common shareholders - diluted	$(4.18)	$(5.25)
Cannae weighted average shares - basic	73.4	81.6
Cannae weighted average shares - diluted	73.4	81.6

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2023 UPDATE
BALANCE SHEETS

	December 31, 2023	December 31, 2022
(in Millions) (Unaudited)
Current assets:
Cash and cash equivalents	$106.2	$247.7
Short term investments	15.6	34.9
Other current assets	29.5	26.1
Income tax receivable	26.0	1.9
Total current assets	177.3	310.6
Investments in unconsolidated affiliates	1,726.9	1,950.7
Equity securities, at fair value	290.9	384.9
Lease assets	143.5	156.0
Property and equipment, net	58.7	87.5
Other intangible assets, net	16.8	23.5
Goodwill	53.4	53.4
Deferred tax asset	80.3	22.7
Other long term investments and noncurrent assets	145.3	136.2
Total assets	$2,693.1	$3,125.5
Current liabilities:
Accounts payable and other accrued liabilities, current	$74.2	$79.0
Lease liabilities	13.9	22.8
Deferred revenue	16.9	18.6
Notes payable	2.5	2.3
Total current liabilities	107.5	122.7
Notes payable, long term	102.5	95.1
Lease liabilities, long term	142.2	151.0
Accounts payable and other accrued liabilities, long term	25.3	41.8
Total liabilities	377.5	410.6
Additional paid in capital	1,977.0	1,936.2
Retained earnings	907.7	1,214.7
Treasury stock	(533.9)	(414.0)
Accumulated other comprehensive loss	(19.9)	(18.1)
Noncontrolling interests	(15.3)	(3.9)
Total equity	2,315.6	2,714.9
Total liabilities and equity	$2,693.1	$3,125.5

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2023 UPDATE
BOOK VALUE SUMMARY
(In Millions) (Unaudited)
The following is a summary of the book value of the Company by investment, net of applicable deferred taxes:

	December 31, 2023	December 31, 2022

Dun & Bradstreet	$835.1	$856.6
Alight	506.4	515.7
Dayforce	225.1	321.8
Sightline Payments	167.8	252.0
Black Knight Football	111.7	52.2
AmeriLife	79.0	72.0
Minden Mill	52.1	—
Restaurant Group	51.2	69.8
CSI	49.7	86.1
System1	48.7	149.4
Paysafe	44.4	94.0
Other investments and holding company assets and liabilities, net	69.9	63.1
Holding company cash and short term investments	108.4	266.7
Unallocated taxes	66.1	4.1
Holding company debt	(84.7)	(84.7)
Cannae book value	$2,330.9	$2,718.8
Outstanding Cannae shares	70.4	76.3
Cannae book value per share	$33.11	$35.63
INVESTED CAPITAL
(In Millions) (Unaudited)

The following is the cost of invested capital for the Company's portfolio used in determining management fees payable to our external manager, Trasimene Capital Management, LLC.

	December 31, 2023	December 31, 2022

Dun & Bradstreet	$862.8	$862.8
Alight	440.5	440.5
Sightline Payments	272.0	272.0
System1	231.9	232.2
Black Knight Football	162.1	52.2
Restaurant Group	128.8	105.8
Paysafe	127.4	318.5
CSI	61.1	86.1
Minden Mill	52.1	—
AmeriLife	34.5	31.0
Other	30.5	60.5
Total cost of invested capital	2,403.8	2,461.6

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2023 UPDATE
Use of Non-GAAP Financial Information

Generally Accepted Accounting Principles (GAAP) is the term used to refer to the standard framework of guidelines for financial accounting. GAAP includes the standards, conventions, and rules accountants follow in recording and summarizing transactions and in the preparation of financial statements. In addition to reporting financial results in accordance with GAAP, the Company has provided non-GAAP financial measures for certain investments which we believe provides useful information to investors and ratings agencies regarding our affiliates’ results, operating trends and performance between periods.

Dun & Bradstreet

D&B’s non-GAAP measures include adjusted earnings before interest, taxes and depreciation and amortization (adjusted EBITDA). Adjusted results are non-GAAP measures that adjust for the impact due to certain acquisition and divestiture related revenue and expenses, such as costs for banker fees, legal fees, due diligence, retention payments and contingent consideration adjustments, restructuring charges, transition costs, equity-based compensation, and other non-core gains and charges that are not in the normal course of our business, such as costs associated with early debt redemptions, gains and losses on sales of businesses, impairment charges, the effect of significant changes in tax laws and material tax and legal settlements.

We present D&B’s adjusted EBITDA because D&B believes that this supplemental non-GAAP financial measure provides management and other users with additional meaningful financial information that should be considered when assessing D&B's ongoing performance and comparability of its operating results from period to period. D&B's management regularly uses its supplemental non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. These non-GAAP measures are among the factors management uses in planning for and forecasting future periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative to our reported results prepared in accordance with GAAP.

D&B's adjusted EBITDA is defined as net income or loss excluding the following items: depreciation and amortization; interest expense and income; income tax benefit or provision; other expenses or income; equity in net income of affiliates; net income attributable to noncontrolling interests; equity-based compensation; restructuring charges; merger, acquisition and divestiture-related operating costs; transition costs primarily consisting of non-recurring expenses associated with transformational and integration activities, as well as incentive expenses associated with D&B's synergy program; and other adjustments primarily related to non-cash charges and gains. D&B excludes amortization of recognized intangible assets resulting from the application of purchase accounting because it is non-cash and not indicative of its ongoing and underlying operating performance. Recognized intangible assets arise from acquisitions, or primarily D&B's accounting for its privatization in 2019. D&B believes that recognized intangible assets by their nature are fundamentally different from other depreciating assets that are replaced on a predictable operating cycle. Unlike other depreciating assets, such as developed and purchased software licenses or property and equipment, there is no replacement cost once these recognized intangible assets expire and the assets are not replaced. Additionally, D&B's costs to operate, maintain and extend the life of acquired intangible assets and purchased intellectual property are reflected in its operating costs as personnel, data fee, facilities, overhead and similar items. Management believes it is important for investors to understand that such intangible assets were recorded as part of purchase accounting and contribute to revenue generation. Amortization of recognized intangible assets will recur in future periods until such assets have been fully amortized.

Alight

Alight’s Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items that Alight does not consider in the evaluation of ongoing operational performance. Adjusted EBITDA is a non-GAAP financial measure used by management and Alight’s stakeholders to provide useful supplemental information that enables a better comparison of Alight’s performance across periods as well as to evaluate Alight’s core operating performance.

Dayforce

Dayforce uses certain non-GAAP financial measures including EBITDA and Adjusted EBITDA. Dayforce defines EBITDA as net income (loss) before interest, taxes, depreciation, and amortization, and Adjusted EBITDA as EBITDA, as adjusted to exclude foreign exchange gains (losses), share-based compensation expense and related employer taxes, severance charges, restructuring consulting fees and other non-recurring items. Dayforce management believes that these non-GAAP financial measures are useful to management and investors as supplemental measures

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2023 UPDATE
to evaluate its overall operating performance including comparison across periods and with competitors. Dayforce's management uses these non-GAAP financial measures to assess operating performance because these measures exclude the results of decisions that are outside the normal course of its business operations, and are used for internal budgeting and forecasting purposes both for short- and long-term operating plans. Additionally, Adjusted EBITDA is a component of Dayforce’s management incentive plan.

Paysafe

Paysafe's Adjusted EBITDA is defined as net income (loss) before the impact of income tax (benefit) expense, interest expense, net, depreciation and amortization, share-based compensation, impairment expense on goodwill and intangible assets, restructuring and other costs, loss (gain) on disposal of a subsidiaries and other assets, net, and other income (expense), net. These adjustments also include certain costs and transaction items that are not reflective of the underlying operating performance of Paysafe. Management believes Adjusted EBITDA to be a useful profitability measure to assess the performance of Paysafe's businesses and improves the comparability of operating results across reporting periods.

Management believes the presentation of Paysafe's non-GAAP Adjusted EBITDA provides users with useful supplemental information in comparing the operating results across reporting periods by excluding items that are not considered indicative of Paysafe’s core operating performance. In addition, management believes the presentation of Paysafe's non-GAAP financial measures provides useful supplemental information in assessing its results on a basis that fosters comparability across periods by excluding the impact on Paysafe’s reported GAAP results of acquisitions and dispositions that have occurred in such periods. However, these non-GAAP measures exclude items that are significant in understanding and assessing Paysafe’s financial results or position. Therefore, these measures should not be considered in isolation or as alternatives to revenue, net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP.

System1

We include System1's Adjusted EBITDA, a non-GAAP financial measure, in this release. Adjusted EBITDA is a non-GAAP financial measure and represents a key metric used by System1’s management and board of directors to measure the operational strength and performance of its business, to establish budgets, and to develop operational goals for managing its business. Adjusted EBITDA is defined as net income (loss) before interest expense, income taxes, depreciation and amortization expense, stock-based compensation, deferred compensation, management fees, minority interest expense, restructuring charges, impairment and certain discrete items impacting a particular segment’s results in a particular period.

System1 believes Adjusted EBITDA is a relevant and useful metric for investors because it allows investors to view performance in a manner similar to the method used by management. There are limitations on the use of Adjusted EBITDA, and it may not be comparable to similarly titled measures of other companies. Other companies, including companies in System1’s industry, may calculate non-GAAP financial measures differently than System1 does, limiting the usefulness of those measures for comparative purposes.

Adjusted EBITDA should not be considered a substitute for income (loss) from operations, net income (loss), or net income (loss) attributable to System1 on a consolidated basis that System1 reports in accordance with GAAP. Although System1 uses Adjusted EBITDA as a financial measure to assess the performance of its business, such use is limited because it does not include certain costs necessary to operate System1’s business. System1’s presentation of Adjusted EBITDA should not be construed as indications that its future results will be unaffected by unusual or nonrecurring items.

Restaurant Group

Restaurant Group's Adjusted EBITDA is defined as net income (loss) before the impact of income tax (benefit) expense, interest expense, net, depreciation and amortization, net income (loss) attributable to noncontrolling interests, non-cash impairment expense on property and equipment and lease assets, non-recurring disposal costs including lease termination expense and severance, recognized gains and losses on sales of fixed assets and other non-recurring income (expense). Management believes Adjusted EBITDA to be a useful profitability measure to assess the performance of Restaurant Group's businesses and improves the comparability of operating results across reporting periods.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2023 UPDATE
Management believes the presentation of Restaurant Group's non-GAAP Adjusted EBITDA provides users with useful supplemental information in comparing the operating results across reporting periods by excluding items that are not considered indicative of Restaurant Group’s core operating performance. However, these non-GAAP measures exclude items that are significant in understanding and assessing Restaurant Group’s financial results or position. Therefore, these measures should not be considered in isolation or as alternatives to revenue, net income, cash flows from operations or other measures of profitability, liquidity or performance under GAAP.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2023 UPDATE
Dun & Bradstreet
Cannae accounts for its investment in D&B using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of D&B's net earnings or loss in earnings (loss) of unconsolidated affiliates in our consolidated results of operations.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in D&B.

Further information on Dun & Bradstreet's (NYSE: DNB) financial results can be found in its filings with the SEC and its investor relations website at http://investor.dnb.com.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2023	2022
Three months ended December 31,
Net earnings attributable to D&B	$1.7	$22.8
Depreciation and amortization	149.7	145.7
Interest expense, net	51.9	53.9
Income tax expense (benefit)	6.3	(15.2)
EBITDA	209.6	207.2
Other expense (income), net	4.1	(3.2)
Equity in net income of affiliates	(1.1)	(0.7)
Net income attributable to noncontrolling interest	0.9	0.7
Equity-based compensation	17.3	22.1
Restructuring costs	2.8	6.2
Merger and acquisition-related operating costs	1.7	6.1
Transition costs	21.8	10.7
Other adjustments	3.5	1.3
Adjusted EBITDA	$260.6	$250.4

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2023 UPDATE
Alight
Cannae accounts for its investment in Alight using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of Alight's net earnings or loss in earnings (loss) from unconsolidated affiliates in our consolidated results of operations.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in Alight.

Further information on Alight's (NYSE: ALIT) financial results can be found in its filings with the SEC and its investor relations website at http://investor.alight.com.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2023	2022
Three months ended December 31,
Net loss	$(86.0)	$(66.0)
Interest expense, net	31.0	33.0
Income tax (benefit) expense	(30.0)	59.0
Depreciation and amortization	106.0	102.0
EBITDA	21.0	128.0
Share-based compensation	50.0	52.0
Transaction and integration expenses (1)	13.0	8.0
Restructuring	12.0	20.0
Loss from change in fair value of financial instruments	21.0	15.0
Loss from change in fair value of tax receivable agreement	88.0	22.0
Other(2)	65.0	(3.0)
Adjusted EBITDA	$270.0	$242.0
_____________________________________________
(1) Transaction and integration expenses primarily relate to acquisition and divestiture activity.
(2) Includes a $64 million non-cash goodwill impairment charge related to the company's payroll business in the three months ended December 31, 2023.

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2023 UPDATE
Dayforce

Cannae accounts for its investment in Dayforce at fair value; therefore, its results do not consolidate into the Company’s. See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in Dayforce.

Further information on Dayforce's (NYSE: DAY) financial results can be found in its filings with the SEC and its investor relations website at http://investors.dayforce.com.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2023	2022
Three months ended December 31,
Net loss	$45.6	$(5.2)
Depreciation and amortization	48.4	24.6
Interest expense, net	8.9	8.7
Income tax expense (benefit)	(10.1)	2.7
EBITDA	92.8	30.8
Foreign exchange (gain) loss	(5.9)	(3.8)
Share-based compensation	18.8	31.3
Fair value adjustment to contingent consideration	(7.5)	—
Severance charges	—	5.1
Restructuring consulting fees	1.3	2.6
Other non-recurring items	(0.3)	1.7
Adjusted EBITDA	$99.2	$67.7

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2023 UPDATE
Paysafe
Beginning in the fourth quarter of 2023, Cannae accounts for its investment in Paysafe at fair value; therefore, its results do not consolidate into the Company’s. See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in Paysafe.

Paysafe reports earnings for the period December 31, 2023 in March 2024. Therefore we present its results for the quarter ended September 30, 2023 herein. Further information on Paysafe's (NYSE: PSFE) financial results can be found in its filings with the SEC and its investor relations website at http://ir.paysafe.com.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2023	2022
Three months ended September 30,
Net (loss) earnings	$(2.5)	$1.0
Interest expense, net	38.4	34.6
Income tax expense	17.0	7.3
Depreciation and amortization	67.1	66.1
EBITDA	120.0	109.0
Share-based compensation	4.9	13.6
Impairment expense on goodwill and intangible assets	—	4.0
Restructuring and other costs	0.8	6.4
Loss on disposal of subsidiaries and other assets, net	—	0.7
Other income, net	(9.6)	(38.2)
Adjusted EBITDA	$116.1	$95.5

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2023 UPDATE
System1
Cannae accounts for its investment in System1 using the equity method of accounting; therefore, its results do not consolidate into the Company’s. As prescribed by relevant accounting standards, the Company recognizes its proportionate share of System1's net earnings or loss in earnings (loss) of unconsolidated affiliates in our consolidated results of operations.

The Company reports its share of the results of System1 on a three-month lag. Accordingly, our results of operations for the three months ended December 31, 2023 and 2022 include our ratable portion of System1's net loss for the three months ended September 30, 2023 and 2022, respectively.

See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investment in System1.

Further information on System1's (NYSE: SST) financial results can be found in its filings with the SEC and its investor relations website at http://ir.system1.com.

Adjusted EBITDA Reconciliation
(In Million) (Unaudited)

	2023	2022
Three months ended September 30,
Net loss from continuing operations	$(26.1)	$(299.6)
Interest expense, net	13.1	9.7
Income tax benefit	(0.9)	(69.8)
Depreciation and amortization	19.6	18.9
EBITDA	5.7	(340.8)
Impairment of goodwill	—	340.1
Other expense (income)	0.6	(0.4)
Stock-based compensation	5.2	(14.8)
Non-cash revaluation of warrant liability	(7.5)	4.5
Acquisition and restructuring costs	4.1	4.6
Protected.net acquisition bonus accrual	—	22.6
Adjusted EBITDA	$8.1	$15.8

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2023 UPDATE
Restaurant Group

Cannae accounts for its ownership of Restaurant Group as a consolidated subsidiary; therefore, its results consolidate into the Company’s. See the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q for further information on the Company’s accounting for its investments in the Restaurant Group.

Adjusted EBITDA Reconciliation
(In Millions) (Unaudited)

	2023	2022
Three months ended December 31,
Net earnings (loss)	$15.8	$(0.2)
Interest expense, net	1.3	0.9
Income tax benefit	0.3	—
Depreciation and amortization	2.8	4.5
EBITDA	20.2	5.2
Noncontrolling interest expense (benefit)	8.2	(2.7)
Non-recurring recognized gain(1)	(35.6)	(7.4)
Non-cash impairment expense	5.6	1.3
Non-recurring store disposal costs	3.9	1.3
Other non-cash expense	0.1	—
Adjusted EBITDA	$2.4	$(2.3)
_____________________________________________
(1) Primarily represents the gain recognized upon sale or write-off of fixed assets and derecognition of lease liabilities

CANNAE HOLDINGS, INC. / FOURTH QUARTER 2023 UPDATE
Corporate Information

MANAGEMENT TEAM

William P. Foley, II
Chairman and
Chief Executive Officer

Ryan R. Caswell
President

Bryan D. Coy
Chief Financial Officer

Peter T. Sadowski
Chief Legal Officer

Michael L. Gravelle
EVP, General Counsel and Corporate Secretary

Charles R. Curley, Jr.
EVP, General Counsel

Brett A. Correia
Chief Accounting Officer

FOURTH QUARTER 2023
CONFERENCE CALL DETAILS

Date: February 21, 2024
Time: 5:00 pm ET
Participant dial-in: 1-844-826-3035 (Domestic)
1-412-317-5195 (International)

REPLAY AVAILABILITY

A replay may be accessed by dialing 1-844-512-2921, or for international callers 1-412-317-6671, and providing the access code 10185466. The telephonic replay will be available until 11:59 pm ET on February 28, 2024. Investors and other parties may also listen to a simultaneous webcast of the live call by logging onto the Financials section of the Company’s website at cannaeholdings.com. The online replay will be available on the Company’s website following the call.

BOARD OF DIRECTORS

William P. Foley, II
Chairman and Chief Executive Officer
Cannae Holdings, Inc.
Managing Member
Trasimene Capital Management, LLC

Richard N. Massey
Vice Chairman
Cannae Holdings, Inc.

David Aung, CFA
Investment Officer
City of San Jose, California

Hugh R. Harris
Retired Chief Executive Officer
Lender Processing Services, Inc.

C. Malcolm Holland
Chairman & Chief Executive Officer
Veritex Holdings, Inc.

Mark D. Linehan
President & Chief Executive Officer
Wynmark Company

Frank R. Martire, Jr.
Managing Partner
Bridgeport Partners

Erika Meinhardt
Director
Cannae Holdings, Inc.

Barry B. Moullet
Supply Chain Consultant
Board Member
CiCi’s Pizza

James B. Stallings, Jr.
Managing Partner
PS27 Ventures, LLC

Frank P. Willey
Partner
Hennelly & Grossfeld LLP

COMMON SHARE LISTING

Our common stock is listed on the
New York Stock Exchange under the symbol CNNE.

INDEPENDENT AUDITORS

Deloitte & Touche LLP
3883 Howard Hughes Parkway, Suite 400
Las Vegas, NV 89169

TRANSFER AGENT

Continental Stock Transfer & Trust
1 State Street, 30th Floor
New York, NY 10004
(212) 509-4000

PUBLICATIONS

The Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q are available on the Investor Relations section of the Company’s website at cannaeholdings.com.

A Notice of Annual Meeting of Shareholders and Proxy Statement are furnished to shareholders in advance of the Annual Meeting.

INVESTOR RELATIONS

Solebury Strategic Communications
Jamie Lillis, jlillis@soleburystrat.com

Cannae Holdings, Inc.
1701 Village Center Circle
Las Vegas, NV 89134
(702) 323-7330
cannaeholdings.com